UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2012

JEFFERSON BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	0-50347	45-0508261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Evans Avenue, Morristown, Tennessee   37814
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (423) 586-8421

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On May 14, 2012, Jefferson Bancshares, Inc. (the “Company”), the parent company of Jefferson Federal Bank (the “Bank”) appointed (i) Harvey L. Mitchell as President of the Bank’s Tri-Cities Division, (ii) John W. Beard, Jr., as Executive Vice President and Chief Credit Officer of the Bank and (iii) Gary L. Keys as Executive Vice President—Manager, Special Assets of the Bank.

Mr. Mitchell, age 62, has served as Senior Vice President and Commercial Lending Officer of the Bank since October 2008.  Mr. Mitchell served as Senior Vice President and Commercial Lending Officer of State of Franklin Savings Bank (“State of Franklin”) from August 2007 until State of Franklin was acquired by the Company in October 2008.

Mr. Beard, age 59, has served as the President and Chief Executive Officer of Citizens Bank, New Tazewell, Tennessee, since 2008.  Prior to that time, Mr. Beard served as a Senior Credit Officer at First Tennessee Bank N.A. from 1992 to 2008.

Mr. Keys, age 63, has served as Executive Vice President—Lending and Operations at Citizens Bank, New Tazewell, Tennessee, since 2008.  Prior to that time, Mr. Keys served as Vice President and Kingsport City Executive and in various other positions at First Tennessee Bank N.A. from 1973 to 2008.

(e)           On May 16, 2012, the Bank entered into two-year employment agreements with each of Messrs. Beard and Keys.  The employment agreements provide that the Board of Directors of the Bank may renew the term of each employment agreement for an additional year each year so that the remaining term of the employment agreement will be twenty-four months. The employment agreement provides that each executive’s base salary is to be reviewed annually.  In addition to base salary, the employment agreements provide for, among other things, discretionary bonuses, participation in stock benefit plans and other fringe benefits applicable to executive personnel. Upon termination of employment from the Bank for any reason, each executive is subject to a one year non-competition agreement.

The Company will file copies of the employment agreements as exhibits to its Annual Report on Form 10-K for the year ended June 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JEFFERSON BANCSHARES, INC.

Dated: May 18, 2012	By:	/s/ Anderson L. Smith
Anderson L. Smith
President and Chief Executive Officer